Exhibit 23.2


CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of San Diego Soccer Development, Inc.
San Diego, California


We hereby consent to the incorporation by reference in this Registration Statement of San Diego Soccer Development, Inc., on Form S-8, of our audit report dated April 22, 2002, (which includes an emphasis paragraph relating to the Company's ability to continue as a going concern) of San Diego Soccer Development, Inc., for the year ended December 31, 2002, and to all references to our firm included in this Registration Statement.


/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
August 11, 2003